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EXHIBIT 8.1

LIST OF SUBSIDIARIES

(As of April 27, 2012)

Name of Significant Subsidiaries	Country of Incorporation	Ownership Interest
CSI Solartronics (Changshu) Co., Ltd.	People's Republic of China	100%
CSI Solar Technologies Inc.	People's Republic of China	100%
CSI Solar Manufacture Inc.	People's Republic of China	100%
CSI Solar New Energy (Suzhou) Co. Ltd.	People's Republic of China	100%
Canadian Solar Manufacturing (Luoyang) Inc., formerly known as CSI Central Solar Power Co., Ltd.	People's Republic of China	100%
Canadian Solar Manufacturing (Changshu) Inc., formerly known as Changshu CSI Advanced Solar Inc.	People's Republic of China	100%
CSI Cells Co., Ltd.	People's Republic of China	100%
Canadian Solar (USA) Inc.	United States of America	100%
CSI Project Consulting GmbH	Germany	70%
Canadian Solar Japan K.K.	Japan	90.67%
Canadian Solar Solutions Inc.	Canada	100%
CSI Solar Power (China) Inc.	People's Republic of China	100%
Canadian Solar EMEA GmbH, formerly known as Canadian Solar (Deutschland) GmbH	Germany	100%
Canadian Solar Manufacturing (Ontario) Inc.	Canada	100%
Canadian Solar (Australia) Pty, Ltd.	Australia	100%
Canadian Solar International Ltd.	Hong Kong	100%
Canadian Solar O&M (Ontario) Inc.	Canada	100%
SunE Sky GP First Light III Ltd.	Canada	100%
SunE Sky First Light III LP	Canada	100%
CSI-Cenergy Holdings, LLC	United States of America	62.5%
Suzhou Sanysolar Materials Technology Co. Ltd.	People's Republic of China	80%
Canadian Solar South East Asia Pte., Ltd.	Singapore	100%
Canadian Solar Manufacturing (Suzhou) Inc.	People's Republic of China	61%

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  EXHIBIT 8.1
LIST OF SUBSIDIARIES (As of April 27, 2012)